UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 15, 2006

DYNTEK, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	1-11568	95-4228470
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No)

19700 Fairchild Road, Suite 230, Irvine, California 92612
(Address of principal executive offices)

(949) 955-0078
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                    Entry into a Material Definitive Agreement

Approval of 2006 Nonqualified Stock Option Plan

On June 15, 2006, the Board of Directors (the “Board”) of DynTek, Inc. (the “Company”) approved the 2006 Nonqualified Stock Option Plan (the “2006 Plan”) that provides for the grant of nonqualified stock options to members of the Board, employees and consultants. A summary of the principal provisions of the 2006 Plan is set forth below. The summary is qualified by reference to the full text of the 2006 Plan, which is incorporated by reference to Exhibit 10.1 attached hereto.

Administration

The Board, or a committee of two or more members of the Board, will administer the 2006 Plan. The administrator will have full authority to establish rules and regulations for the proper administration of the 2006 Plan, to select the employees, consultants and directors to whom awards are granted, and to set the date of grant, the exercise price and the other terms and conditions of the awards, consistent with the terms of the 2006 Plan. The administrator may modify outstanding awards as provided in the 2006 Plan.

Shares Available

There are 11,790,672 shares of Company common stock (the “Common Stock”) available for issuance under the 2006 Plan. Generally, shares subject to awards that terminate, expire, lapse, or are forfeited or cancelled will be available for grant under the 2006 Plan.

Nonqualified Option Awards

The 2006 Plan provides for the grant of nonqualified stock options to eligible individuals. The terms of the awards are subject to the provisions in an option agreement, consistent with the terms of the 2006 Plan.

The exercise price of a stock option shall not be less than the fair market value of the Company’s common stock on the date of grant. No stock option shall be exercisable later than ten (10) years after the date it is granted.

Amendment and Termination

The administrator may amend the 2006 Plan at any time. No such amendment may be made by the Board without the consent of an option holder if such amendment would substantially affect or impair the rights of such option holder. In addition, the administrator may terminate the 2006 Plan at any time. However, in no event may an award be granted pursuant to the 2006 Plan on or after June 15, 2016.

Miscellaneous

The 2006 Plan also contains provisions with respect to the treatment of awards upon sale of the Company, transferability of awards, tax withholding requirements, and term of the 2006 Plan, which is ten (10) years from its effective date. Various other terms, conditions and limitations apply, as further described in the 2006 Plan.

First Amendment to Note Purchase Agreement

On March 8, 2006, the Company entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with SACC Partners, L.P. and Lloyd I. Miller, III (the “Senior Lenders”), pursuant to which the Company issued Senior Secured Notes in the aggregate principal amount of $6.7 million (the “Senior Notes”) and a Junior Secured Convertible Note to Trust A-4 - Lloyd I. Miller (the “Junior Lender” and together with the Senior Lenders, the “Lenders”) in the aggregate principal amount of $3.0 million (the “Junior Note”).

On June 15, 2006, the Company entered into a First Amendment to Note Purchase Agreement (the “First Amendment”) with the Lenders pursuant to which the Company issued an additional Junior Secured Convertible Note to the Junior Lender in the aggregate principal amount of $1,000,000 (the “Additional Junior Note”) on substantially the terms set forth in the Junior Note. Thus, the interest rate for the Additional Junior Note is 10% per annum if paid in cash, or 14% per annum if paid in kind, which is at the Company’s election for the first three years. Principal will be payable at the maturity date of March 1, 2011 and interest will be payable quarterly in arrears beginning June 30, 2006, unless the Company chooses its payment in kind option, in which case interest will be added to the principal amount of the Additional Junior Note during the period that the Company continues such election. The Additional Junior Note may be converted into Common Stock at any time at the election of the holder at a conversion price of $0.20 per share of Common Stock. A portion of the proceeds from the issuance of the Additional Junior Note were used to purchase certain assets of the Long Island Division of TekConnect Corporation, a New Jersey corporation (“TekConnect”), and the remaining proceeds will be used for general corporate purposes.

The foregoing description of the First Amendment and the Additional Junior Note does not purport to be complete and is qualified in its entirety by reference to such documents, copies of which are attached hereto as Exhibits 10.3 and 10.4, respectively, and are incorporated herein by reference.

Item 2.03                                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 of this Current Report with respect to the Note Purchase Agreement, and the Additional Junior Note is incorporated by reference into this Item 2.03.

Item 8.01                                                             Other Events

On June 15, 2006, the Company used a portion of the proceeds from issuance of the Additional Junior Note to complete a purchase of certain assets of the Long Island Division of TekConnect, which the Company expects to result in new technology service contracts of approximately $1.4 million.

Item 9.01                     Financial Statements and Exhibits

(d)           Exhibits

Exhibit Number	Description
10.1	DynTek, Inc. 2006 Nonqualified Stock Option Plan
10.2	Form of Nonqualified Stock Option Agreement pursuant to the 2006 Nonqualified Stock Option Plan
10.3	First Amendment to Note Purchase Agreement, dated as of 6/15/06, by and between DynTek, Inc., SACC Partners, L.P., Lloyd I. Miller, III and Trust A-4 — Lloyd I. Miller
10.4	Additional Junior Note, dated 6/15/06, issued by DynTek, Inc. to Trust A-4 — Lloyd I. Miller

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNTEK, INC.

Date: June 20, 2006	By:	\s\ Casper Zublin, Jr.
Casper Zublin, Jr.
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	DynTek, Inc. 2006 Nonqualified Stock Option Plan
10.2	Form of Nonqualified Stock Option Agreement pursuant to the 2006 Nonqualified Stock Option Plan
10.3	First Amendment to Note Purchase Agreement, dated as of 6/15/06, by and between DynTek, Inc., SACC Partners, L.P., Lloyd I. Miller, III and Trust A-4 — Lloyd I. Miller
10.4	Additional Junior Note, dated 6/15/06, issued by DynTek, Inc. to Trust A-4 — Lloyd I. Miller